Exhibit 10.3
Truist Financial Corporation
Notice of Grant and Agreement
Truist Financial Corporation, pursuant to and subject to the provisions of the Truist Financial Corporation 2022 Incentive Plan (the “Plan”), affords the Employee (the “Participant”) specified in this Notice of Grant and Agreement (the “Notice of Grant”) the right to acquire shares of Truist’s Common Stock as set forth in this Notice of Grant. This Notice of Grant is subject to the terms and conditions of the associated Restricted Stock Unit Agreement (the “Agreement”). Unless otherwise provided herein, capitalized terms in this Notice of Grant shall have the same definitions as set forth in the Agreement.
Participant: [Name]
Award: Restricted Stock Unit
Award Name: Truist Teammate

Grant Date: [Grant Date]

Shares: [Number of Shares Granted]
Share Price: [Fair Market Value]
Vesting Schedule

Shares/Options Awarded	Vest Date
[Quantity Vesting]	[Vesting Date]
[Quantity Vesting]	[Vesting Date]
[Quantity Vesting]	[Vesting Date]

By accepting the Award, the Participant and Truist agree that the Award is granted under and governed by the terms and conditions of the Plan and the Agreement, which are incorporated herein by this reference and made a part of this Notice of Grant. In the event of any conflict of terms between the Notice of Grant, the Agreement and the Plan, the terms of the Plan (as interpreted by the Administrator) will prevail.

TRUIST FINANCIAL CORPORATION
2022 INCENTIVE PLAN
Restricted Stock Unit Agreement
(Employee)

Grant Date:	[Grant Date]
Date Vested (Subject to Section 3):	[Vesting Date] as to 33.34% of the Award [Vesting Date] as to 33.33% of the Award [Vesting Date] as to 33.33% of the Award
THIS AGREEMENT (the “Agreement”), made effective as of [Grant Date] (the “Grant Date”), between TRUIST FINANCIAL CORPORATION, a North Carolina corporation (“TFC”) for itself and its Affiliates, and the Employee (the “Participant”) specified in the accompanying Notice of Grant and Agreement (the “Notice of Grant”), is made pursuant to and subject to the provisions of the Truist Financial Corporation 2022 Incentive Plan, as it may be amended and/or restated from time to time (the “Plan”).
RECITALS:
TFC desires to carry out the purposes of the Plan by affording the Participant an opportunity to acquire shares of TFC Common Stock, $5.00 par value per share (the “Common Stock”), as hereinafter provided.
In consideration of the foregoing, of the mutual promises set forth below and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:
1.Incorporation of Notice of Grant and Plan. The Notice of Grant is part of this Agreement and incorporated herein. The rights and duties of TFC and the Participant under this Agreement shall in all respects be subject to and governed by the provisions of the Plan, the terms of which are incorporated herein by reference. In the event of any conflict between the provisions in this Agreement and those of the Plan, the provisions of the Plan shall govern. Unless otherwise provided herein, capitalized terms in this Agreement shall have the same definitions as set forth in the Plan.
2.Grant of Restricted Stock Unit. Subject to the terms of this Agreement and the Plan, TFC hereby grants the Participant a Restricted Stock Unit (the “Award”) for the number of whole shares of Common Stock (the “Shares”) specified in the Notice of Grant. The “Restriction Period” is the period beginning on the Grant Date and ending on such date or dates, and satisfaction of such conditions, as described in Section 3 and Section 4 herein. For the purposes herein, the Shares subject to the Award are units that will be reflected in a book account maintained by TFC and that will be settled in whole shares of Common Stock, if and to the extent permitted pursuant to this Agreement and the Plan. Prior to distribution of the Shares upon vesting of the Award, the Award shall represent an unsecured obligation of TFC, payable (if at all) only from TFC’s general assets.
3.Vesting of Award. Subject to the terms of the Plan and this Agreement (including but not limited to the provisions of Section 4 and Section 5 herein), the Award shall vest and become earned as follows: 33.34% on the 15th Day of the calendar Month following the second (2nd) year anniversary of the Grant Date; 33.33% on the 15th Day of the calendar Month following the third (3rd) year anniversary date of the Grant Date; and 33.33% on the 15th Day of the calendar Month following the fourth (4th) year anniversary date of the Grant Date. The Administrator (or its designee as provided in the Plan) has sole authority to determine whether and to what degree the Award has vested and is payable and to interpret the terms and conditions of this Agreement and the Plan.
4.Termination of Employment; Forfeiture of Award; Effect of Change of Control.
(a)Except as may be otherwise provided in the Plan or Section 4(b) of this Agreement, in the event that the employment of the Participant with TFC or an Affiliate terminates for any reason and the Award has not vested pursuant to Section 3, then the Award, to the extent not vested as of the Participant’s termination of employment date, shall be forfeited immediately upon such termination, and the Participant shall have no further rights with respect to the Award or the Shares underlying the Award. The Administrator (or its designee, to the extent permitted under the Plan) shall have sole discretion to determine if a Participant’s rights have terminated pursuant to the Plan and this Agreement, including but not limited to the authority to determine the basis for the Participant’s termination of employment. The Participant expressly acknowledges and agrees that, except as otherwise provided herein, the termination of the Participant’s employment shall result in forfeiture of the Award and the underlying Shares to the extent the Award has not vested as of the Participant’s termination of employment date. As used in this Agreement, the phrase “termination of employment” means a Separation from Service.
(b)Notwithstanding the provisions of Section 3 and Section 4(a), the following provisions shall apply if any of the following shall occur prior to the fifteenth- (15th-) day of the calendar month following the fourth- (4th-) year anniversary of the Grant Date:
(i)Involuntary Termination Without Cause Or With Good Reason. In the event that the Participant’s employment with TFC or an Affiliate is involuntarily terminated for reasons other than “Cause” (as defined herein), including a termination where severance benefits become payable under an employer-sponsored plan applicable to the Participant or employment agreement, which includes a termination for “good reason” as defined in such plan or employment agreement, the Award shall continue to vest, if at all, in accordance with the provisions of Section 3 and Section 4 herein, based solely on the passage of time. For purposes of this Agreement, a termination shall be for “Cause” if the termination is on account of the Participant’s (a) dishonesty, theft or embezzlement; (b) refusal or failure to perform the Participant’s assigned duties for TFC or an Affiliate in a satisfactory manner; or (c) engaging in any conduct that could be materially damaging to TFC or its Affiliates without a reasonable good faith belief that such conduct was in the best interest of TFC or any of its Affiliates. The determination of whether termination is for Cause shall be made by the Administrator (or its designee, to the extent permitted under the Plan), and its determination shall be final and conclusive.
(ii)Death. In the event that the Participant remains in the continuous employ of TFC or an Affiliate from the Grant Date until the Participant’s death, the Award shall become fully vested as of the date of death without regard to the vesting schedule set forth in Section 3 herein.

(iii)Disability. In the event that the Participant remains in the continuous employ of TFC or an Affiliate from the Grant Date until the date of the Participant’s Disability (as determined by the Administrator or its designee in accordance with the Plan and, if applicable, Section 409A) the Award shall become fully vested as of the Participant’s Separation from Service on account of Disability without regard to the vesting schedule set forth in Section 3 herein.
(iv)Retirement. In the event that the Participant remains in the continuous employ of TFC or an Affiliate from the Grant Date until the Participant's termination of employment due to Retirement, the Award shall become fully vested as of the date of the Participant's termination of employment due to Retirement without regard to the vesting schedule set forth in Section 3 herein if, and only if, the Participant has completed at least six (6) calendar months of continuous employment after the Grant Date (beginning with the first day of the calendar month following the Grant Date and ending on the last working day of the sixth (6th) calendar month), and has attained at least age 65 with at least 5 years of service with TFC and/or an Affiliate. In the event of a Participant’s Retirement following attainment of at least age 55 with at least 10 years of service with TFC and/or an Affiliate, but which Retirement does not meet the requirements of the preceding sentence, the Award will continue to vest according to the vesting schedule set forth in Section 3 based on the passage of time and without a condition of continued employment, if, and only if, the Participant has completed at least six (6) calendar months of continuous employment after the Grant Date (beginning with the first day of the calendar month following the Grant Date and ending on the last working day of the sixth (6th) calendar month).
(v)Change of Control.
(A)In the event that there is “Change of Control,” as defined in Section 4(b)(v)(B), of TFC subsequent to the date hereof, the Award shall become fully vested as of the date of Participant’s involuntary termination without Cause or with good reason, as defined in Section 4(b)(i), without regard to the vesting schedule set forth in Section 3 herein. In the event Participant does not experience an involuntary termination without Cause or with good reason, as defined in Section 4(b)(i), following to a Change of Control, the Award shall continue to vest, if at all, in accordance with the provisions of Section 3 and Section 4 herein.

(B)For purposes of this Section 4(b)(v), a “Change of Control” will be deemed to have occurred on the earliest of the following dates: (i) the date any person or group of persons (as defined in Section 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), together with its affiliates, excluding employee benefit plans of TFC and its Affiliates, is or becomes, directly or indirectly, the “beneficial owner” (as defined in Rule 13d-3 promulgated under the Exchange Act) of securities of TFC representing thirty percent (30%) or more of the combined voting power of TFC’s then outstanding securities; or (ii) the date when, as a result of a tender offer or exchange offer for the purchase of securities of TFC (other than such an offer by TFC for its own securities), or as a result of a proxy contest, merger, consolidation or sale of assets, or as a result of any combination of the foregoing, individuals who at the beginning of any consecutive twelve- (12-) month period during the Restriction Period of the Award constituted TFC’s Board, plus new directors whose election or nomination for election by TFC’s shareholders is approved by a vote of at least two-thirds of the directors still in office who were directors at the beginning of such twelve- (12-) month period (collectively, the “Continuing Directors”), cease for any reason during such twelve- (12-) month period to constitute at least two-thirds of the members of such board of directors; (iii) the date that a transaction for the sale or disposition by TFC of all or substantially all of TFC’s assets (within the meaning of Section 409A) closes or is otherwise successfully consummated; or (iv) the date that any one person, or more than one person acting as a group, acquires ownership of stock of TFC that, together with stock held by such person or group constitutes more than fifty percent (50%) of the total fair market value or total voting power of the stock of TFC within the meaning of Section 409A.
5.Settlement of Award and Distribution of Shares.
(a)Upon vesting, the Award shall be payable in whole shares of Common Stock. Fractional Shares shall not be issuable hereunder, and unless the Administrator determines otherwise, any such fractional Share shall be disregarded.
(b)Shares of Common Stock subject to the Award shall, upon vesting of the Award be issued and distributed to the Participant (or if the Participant is deceased, to the Participant’s beneficiary or beneficiaries) in a lump sum within two and one-half (2 ½) months after the end of the Restriction Period (provided that if such two and one-half (2 ½) month period begins in one calendar year and ends in another, the Participant (or the Participant’s beneficiary or beneficiaries) shall not have the right to designate the calendar year of payment).
6.No Right to Continued Employment or Service. Neither the Plan, the grant of the Award, nor any other action related to the Plan shall confer upon the Participant any right to continue in the employment or service of TFC or an Affiliate or affect in any way with the right of TFC or an Affiliate to terminate the Participant’s employment or service at any time. Except as otherwise expressly provided in the Plan or this Agreement or as determined by the Administrator, all rights of the Participant with respect to the Award shall terminate upon termination of the employment or service of the Participant with TFC or an Affiliate. The grant of the Award does not create any obligation on the part of TFC or an Affiliate to grant any further Awards. So long as the Participant shall continue to be an Employee of TFC or an Affiliate, the Award shall not be affected by any change in the duties or position of the Participant.

7.Nontransferability of Award and Shares. The Award shall not be transferable (including by sale, assignment, pledge or hypothecation) other than by will or the laws of intestate succession. The designation of a beneficiary in accordance with Plan procedures does not constitute a transfer; provided, however, that unless disclaimer provisions are specifically included in a beneficiary designation form accepted by the Administrator, no beneficiary of the Participant may disclaim the Award. The Participant shall not sell, transfer, assign, pledge or otherwise encumber the Shares subject to the Award until the Restriction Period has expired and all conditions to vesting and distribution have been met.
8.Non-solicitation Covenants.
(a)In consideration of the grant of this Award, Participant agrees that, during employment with TFC and for twelve (12) months after the termination of Participant's employment by either party and for any reason, Participant will not directly or indirectly solicit or recruit for employment or encourage to leave employment with TFC, on Participant’s own behalf or that of any other person any employee of TFC with whom Participant worked during Participant’s employment or about whom Participant came to know confidential information as a result of employment with TFC and who has not thereafter ceased to be employed by TFC for a period of at least three (3) months. This provision will not prohibit the Participant from soliciting or hiring any person who responds to a general advertisement or solicitation, including but not limited to advertisements or solicitations through newspapers, trade publications, periodicals, internet database, or recruiting or employment agencies, not specifically directed at employees of TFC. Participant acknowledges that by virtue of this provision, they are likewise restricted from being solicited or recruited for employment by current or former employee of Truist also bound by a similar provision, directly or indirectly and hereby knowingly consents to that restriction. This Section shall not prohibit Participant from responding to a general advertisement or solicitation, including but not limited to advertisements or solicitations through newspapers, trade publications, periodicals, internet databases, or recruiting or employment agencies, not specifically directed at employees or consultants of Truist.
(b)Participant agrees that the preceding provisions are reasonable and necessary to protect TFC’s legitimate business interests and that they will not unreasonably interfere with Participant’s ability to earn a living following his/her separation from TFC. Finally, Participant agrees that, in the event Participant breaches or threatens to breach these non-solicitation provision, such breach will cause irreparable harm and injury to TFC and will leave TFC with no adequate remedy at law, and (i) TFC may seek equitable relief, without the necessity of posting a bond, in addition to monetary damages and any other appropriate relief; and (ii) TFC will be entitled to its reasonable attorneys’ fees and costs incurred in enforcing this provision.
(c)Participant and TFC agree that any of the preceding non-solicitation provisions is ever determined by a court to exceed the time, scope, or geographic limitations permitted by applicable law, then such provision(s) will be reformed to the maximum time, scope, and geographic limitations permitted by law. If any such provision(s) cannot be so reformed, then such provision will be severed from this Agreement and will not adversely affect the legality, validity, or enforceability of any of the remaining provisions in this Agreement.
9.Superseding Agreement; Binding Effect. This Agreement supersedes any statements, representations or agreements of TFC with respect to the grant of the Award or any related rights, and the Participant hereby waives any rights or claims related to any such statements, representations or agreements. This Agreement does not supersede or amend any existing confidentiality agreement, nonsolicitation agreement, noncompetition agreement, employment agreement or any other similar agreement between the Participant and TFC or an Affiliate, including, but not limited to, any restrictive covenants contained in such agreements.

10.Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of North Carolina, without regard to the principles of conflicts of law, and in accordance with applicable United States federal laws.
11.Amendment and Termination; Waiver. Subject to the terms of the Plan, this Agreement may be amended or terminated only by the written agreement of the parties hereto. The waiver by TFC of a breach of any provision of this Agreement by the Participant shall not operate or be construed as a waiver of any subsequent breach by the Participant. Notwithstanding the foregoing, the Administrator shall have unilateral authority to amend the Plan and this Agreement (without Participant consent) to the extent necessary to comply with applicable law or changes to applicable law (including but in no way limited to Section 409A and federal securities laws), and the Participant hereby consents to any such amendments to the Plan and this Agreement.
12.Issuance of Shares; Rights as Shareholder. The Participant and the Participant’s legal representatives, legatees or distributees shall not be deemed to be the holder of any Shares subject to the Award and shall not have any voting rights, dividend rights or other rights of a shareholder unless and until such Shares have been issued to the Participant or them. No Shares subject to the Award shall be issued at the time of grant of the Award. Shares subject to the Award shall be issued in the name of the Participant (or if the Participant is deceased, in the name of the Participant’s beneficiary or beneficiaries) as soon as practicable after, and only to the extent that, the Award has vested and if such distribution is otherwise permitted under the terms of Section 5 herein. Neither dividends nor dividend equivalent rights shall be granted in connection with the Award, and the Award shall not be adjusted to reflect the distribution of any dividends on the Common Stock (except as may be otherwise provided under the Plan). No dividends on the Shares shall be payable prior to both (i) the vesting of the Award and (ii) the issuance and distribution of Shares to the Participant.
13.Withholding; Tax Matters; Fees.
(a)TFC shall report all income and prior to the delivery or transfer of Shares or any other benefit conferred under the Plan, TFC or its agent shall withhold all required local, state, federal, foreign and other income tax obligations and any other amount required to be withheld by any governmental authority or law and paid over by TFC to such authority for the account of such recipient. In accordance with procedures established by the Administrator (including, without limitation, procedures established by the Administrator after TFC’s adoption of ASU 2016-09, Compensation – Stock Compensation (Topic 718) dated March, 2016), the Participant may arrange to pay all applicable taxes in cash; or in the event the Participant does not make such arrangements, such tax obligations shall be satisfied by the withholding of Shares to which the Participant is entitled, and the number of Shares to be withheld shall have a Fair Market Value as of the date that the amount of tax to be withheld is determined as nearly equal as possible to the amount of such obligations being satisfied.
(b)TFC has made no warranties or representations to the Participant with respect to the tax consequences (including but not limited to income tax consequences) related to the Award or issuance, transfer or disposition of Shares (or any other benefit) pursuant to the Award, and the Participant is in no manner relying on TFC or its representatives for an assessment of such tax consequences. The Participant acknowledges that there may be adverse tax consequences with respect to the Award (including but not limited to the acquisition or disposition of the Shares subject to the Award) and that the Participant should consult a tax advisor prior to such acquisition or disposition. The Participant acknowledges that the Participant has been advised that the Participant should consult with the Participant’s own attorney, accountant, and/or tax advisor regarding the decision to enter into this Agreement and the consequences thereof. The Participant also acknowledges that TFC has no responsibility to take or refrain from taking any actions in order to achieve a certain tax result for the Participant.
(c)All third party fees relating to the release, delivery, or transfer of any Award or Shares shall be paid by the Participant or other recipient. To the extent the Participant or other recipient is entitled to any cash payment from TFC or any of its Affiliates, the Participant hereby authorizes the deduction of such fees from such payment(s) without further action or authorization of the Participant or other recipient; and to the extent the Participant or other recipient is not entitled to any such payments, the Participant or other recipient shall pay TFC or its designee an amount equal to such fees immediately upon the third party’s charge of such fees.
14.Administration. The authority to construe and interpret this Agreement and the Plan, and to administer all aspects of the Plan, shall be vested in the Administrator, and the Administrator shall have all powers with respect to this Agreement as are provided in the Plan. Any interpretation of this Agreement by the Administrator and any decision made by it with respect to this Agreement is final and binding on the parties hereto.
15.Notices. Any and all notices under this Agreement shall be in writing and sent by hand delivery or by certified or registered mail (return receipt requested and first-class postage prepaid), in the case of TFC, to its Human Resources Division, 214 N Tryon Street, Charlotte, NC 28202, attention: Chief Human Resources Officer, and in the case of the Participant, to the last known address of the Participant as reflected in TFC’s records.
16.Severability. The provisions of this Agreement are severable, and if any one or more provisions may be determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.
17.Compliance with Laws; Restrictions on Award and Shares. TFC may impose such restrictions on the Award and the Shares or other benefits underlying the Award as it may deem advisable, including without limitation restrictions under the federal securities laws, federal tax laws, the requirements of any stock exchange or similar organization and any blue sky, state or foreign securities laws applicable to such Award or Shares. Notwithstanding any other provision in the Plan or this Agreement to the contrary, TFC shall not be obligated to issue, deliver or transfer any shares of Common Stock, make any other distribution of benefits under the Plan, or take any other action, unless such delivery, distribution or action is in compliance with all applicable laws, rules and regulations (including but not limited to the requirements of the Securities Act). TFC may cause a restrictive legend or legends to be placed on any Shares issued pursuant to the Award in such form as may be prescribed from time to time by applicable laws and regulations or as may be advised by legal counsel.
18.Successors and Assigns. Subject to the limitations stated herein and in the Plan, this Agreement shall be binding upon and inure to the benefit of the Participant and the Participant’s executors, administrators and permitted transferees and beneficiaries and TFC and its successors and assigns.
19.Counterparts; Further Instruments. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. The parties hereto agree to execute such further instruments and to take such further action as may be reasonably necessary to carry out the purposes and intent of this Agreement.
20.Right of Offset. Notwithstanding any other provision of the Plan or this Agreement, subject to any applicable laws to the contrary, TFC may reduce the amount of any benefit or payment otherwise payable to or on behalf of the Participant by the amount of any obligation of the Participant to TFC or an Affiliate that is or becomes due and payable, and the Participant shall be deemed to have consented to such reduction; provided, however, that to the extent Section 409A is applicable, such offset shall not exceed the greater of Five Thousand Dollars ($5,000) or the maximum offset amount then permitted under Section 409A.
21.Adjustment of Award.
(a)The Administrator shall have authority to make adjustments to the terms and conditions of the Award in recognition of unusual or nonrecurring events affecting TFC or any Affiliate, or the financial statements of TFC or any Affiliate, or of changes in applicable laws, regulations or accounting principles, if the Administrator determines that such adjustments are appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan or necessary or appropriate to comply with applicable laws, rules or regulations.
(b)Notwithstanding anything contained in the Plan or elsewhere in this Agreement to the contrary, (i) the Administrator, in order to comply with applicable law (including, without limitation, the Dodd-Frank Wall Street Reform and Consumer Protection Act) and any risk management requirements and/or policies adopted by TFC, retains the right at all times to decrease or terminate the Award and payments under the Plan, and any and all amounts payable under the Plan or paid under the Plan shall be subject to clawback, forfeiture, and reduction to the extent determined by the Administrator as necessary to comply with applicable law and/or policies adopted by TFC; and (ii) in the event any legislation, regulation(s), or formal or informal guidance require(s) any compensation payable under the Plan (including, without limitation, the Award) to be deferred, reduced, eliminated, or subjected to vesting, the Award shall be deferred, reduced, eliminated, paid in a different form, or subjected to vesting or other restrictions as, and solely to the extent, required by such legislation, regulation(s), or formal or informal guidance.
22.Award Conditions.
(a)     Notwithstanding anything in the Plan or this Agreement to the contrary, to the extent that either (i) the Administrator or the Board of Governors of the Federal Reserve System determines that any change to the Plan and/or this Agreement is required, necessary, advisable, or deemed appropriate to improve the risk sensitivity of the Award, whether by (a) adjusting the Award quantitatively or judgmentally based on the risk the Participant’s activities pose to TFC or an Affiliate; (b) extending the Restriction Period for determining the Award; (c) extending the Restriction Period and adjusting for actual losses or other performance issues; or (d) otherwise as required by the Administrator or the Federal Reserve System; or (ii) the Administrator or the United States government (including, without limiting any agency thereof) determines that any change to the Plan and/or this Agreement is required, necessary, advisable, or deemed appropriate to comply with any applicable law, regulation, or requirement; then this Agreement and/or the Award shall be automatically amended to incorporate such change, without further action of the Participant, and the Administrator shall provide the Participant notice thereof.
(b)     Notwithstanding anything contained in the Plan or this Agreement to the contrary, to the extent that either the Administrator or the United States government (including, without limitation, any agency thereof) determines that the Award granted to the Participant pursuant to this Agreement is prohibited or substantially restricted by, or subjects TFC or an Affiliate to any adverse tax consequences that TFC or the Affiliate is not otherwise subject to on the Grant Date because of, any current or future United States law, rule, regulation, or other authority, then this Agreement shall automatically terminate effective as of the Grant Date and the Award shall automatically be cancelled as of the Grant Date without further action on the part of the Administrator or the Participant and without any compensation to the Participant for such termination and cancellation. The Administrator agrees to provide notice to the Participant of any such termination and cancellation.
IN WITNESS WHEREOF, TFC and the Participant have entered into this Agreement effective as of the Grant Date. Should the Participant fail to acknowledge his or her electronic acceptance of this Agreement, this Agreement may become null and void as of the Grant Date, and the Participant may forfeit any and all rights hereunder at the discretion of the Administrator.
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